Exhibit 99.1
Contact:
Scott Tarriff
President  and Chief Executive Officer
Pharmaceutical Resources, Inc.
(845) 425-7100

        PHARMACEUTICAL RESOURCES ANNOUNCES EXERCISE OF $40 MILLION OPTION
                TO PURCHASE SENIOR SUBORDINATED CONVERTIBLE NOTES

SPRING VALLEY, N.Y., SEPTEMBER 29, 2003 -- Pharmaceutical Resources, Inc. (NYSE:
PRX) announced today that the initial purchasers of PRX's 2.875% Senior Subordinated Convertible Notes have exercised their option to purchase an additional $40 million principal amount of such notes. As a result, the final aggregate principal amount of the notes is $200 million. The sale of the notes is expected to close on September 30, 2003.

The notes will be convertible into PRX common stock at an initial conversion price of approximately $88.76 per share (a conversion rate of 11.2660 shares per $1,000 principal amount of notes), upon the occurrence of certain events.

PRX intends to use the net proceeds from the issuance of the additional notes to support the expansion of its business, including entering into product license arrangements and possibly acquiring complementary businesses and products, and for general corporate purposes. PRX also intends to use approximately $9.9 million of such net proceeds to purchase call options with respect to its common stock from an affiliate of one of the initial purchasers, which call options are intended to mitigate the dilution from any conversion of the notes. The cost of the call options will be partially offset by PRX's sale of additional warrants to acquire common stock of PRX to such affiliate of the initial purchaser, for approximately $6.5 million. In connection with these transactions, it is anticipated that such affiliate will take positions in PRX's common stock in secondary market transactions and/or enter into various derivative transactions before and after the pricing of the notes.

The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Securities Act of 1933 or the securities or blue sky laws of any other jurisdiction and, unless registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdictions. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes or the shares of common stock issuable upon conversion of the notes.

Pharmaceutical Resources, Inc. is a holding company that, through its wholly owned subsidiary, Par Pharmaceutical, Inc., develops, manufactures and distributes generic pharmaceuticals. Through its FineTech subsidiary, PRX also develops and utilizes synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. For press releases and other company information, visit www.parpharm.com.

                Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be forward-looking statements under federal securities laws. PRX intends that any forward- looking statements be subject to the safe-harbor created by those laws. Such statements reflect the current views of PRX with respect to future events and are subject to certain risks, uncertainties and assumptions. Although PRX believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.